Exhibit 10.25

January 1, 2004

[FORM OF BUILT-TO-SUIT AGREEMENT RESTRUCTURING]

Built-to-Suit Agreement Restructuring

Purchase Price	•	The peso equivalent of US$120,000 for each Existing Tower (not identified for purchase prior to the expiration of the ATC Notification Date) and New Tower sold to ATC in Mexico
	•	The Reais equivalent of US$100,000 for each Existing Tower (not identified for purchase prior to the expiration of the ATC Notification Date, subject to agreed upon exceptions1) and New Tower sold to ATC in Brazil.

“New Towers” are all those Sites which planning, design and/or construction commenced after the expiration of the ATC Notification Date, provided that ATC has not purchased, or identified such Sites for purchase prior to the expiration of the ATC Notification Date.

Base Rent	•	The peso-equivalent of US$1,600 per month in Mexico
	•	The Reais-equivalent of US$1,330 per month in Brasil
Applicable to all New Towers and Existing Towers sold to ATC as well as to any collocations by NII onto ATC sites entered into after the execution date of the Definitive Agreements.

The escalators and colocation credits currently contained in the MLA’s shall remain in effect with respect to the Base Rent outlined above.

Notwithstanding, the Definitive Agreements will provide that if NII requests ATC to build a Site for NII, the monthly base rent for such Site shall remain at the local currency equivalent of US$2,000 and US$1,675 in Mexico and Brazil, respectively. NII shall retain the right to build all its New Towers and shall be under no obligation nor commitment to have ATC build a New Tower. ATC shall have no obligation or commitment to build a New Tower for NII.

Marketing Rights	ATC shall have the right to exclusively market NII’s Existing Towers in Mexico and Brazil until the earlier to occur of (i) the fourth anniversary of the new marketing agreement and (ii) the fulfillment of the Maximum Marketing Commitment (as defined below). Notwithstanding, in regards to the marketing of Existing Towers, NII shall have the right to engage in discussions, negotiations and arrangements with third parties for the sale, transfer, assignment

[1]With respect to the 137 Existing Towers identified by ATC for purchase in Brazil on its letter dated November 28, 2003, ATC may only purchase any of these 137 Sites under the original economic terms (for Purchase Price and Base Rent) if there is at least one third party tenant collocating on any such Site until the earlier to occur of (i) the collocation of at least one third party tenant on 75% of these 137 Sites, and (ii) November 28, 2005.

and/or conveyance of its Existing Towers to such third parties (“Proposed Sale”), provided that ATC shall have a right of first refusal to purchase such Existing Towers if ATC matches the economic and timing terms (in all material respects) of any Proposed Sale. ATC shall have 30 days from the moment NII notifies ATC of any such Proposed Sale to exercise its right of first refusal. ATC shall have the right to exclusively market and purchase NII’s New Towers until the fourth anniversary of the new marketing agreement. NII shall not have a right to engage in discussions, negotiations or arrangements with respect to a Proposed Sale of any New Tower during such four year period.

NII may veto a collocation on any of its Hubs, Microcells, Repeaters and Problematic Sites.

For purposes of this Term Sheet, “Maximum Marketing Commitment” shall mean: ATC’s right to continue marketing Existing Towers in Mexico and Brazil shall terminate with respect to each such country individually once ATC has installed 100 co-locations on Existing Towers in Mexico and 150 co-locations on Existing Towers in Brazil.

Collocation Condition for Sale	Whenever ATC shall have installed a third-party tenant on a New Tower or Existing Tower, ATC shall be obligated to identify for purchase such Existing Tower or New Tower within one month from the moment such third party has installed its equipment on any such Existing Tower or New Tower. ATC must then purchase such Existing Tower or New Tower as soon as the closing conditions for the purchase of such Towers have been satisfied. If ATC fails to identify for purchase or fails to purchase such Existing Tower or New Tower within the prescribed period, (i) ATC’s right to purchase such Site shall terminate, and (ii) such Existing Tower or New Tower shall be treated as a Rejected Site (as such term is defined in the Amended and Restated Site Marketing Agreement dated December 9, 2002 by and between MATC Celular S. de R.L. and Nextel de Mexico, S.A. de C.V.), provided that the delay is attributable to ATC.

ATC shall have the right to purchase up to 15%, respectively, of each of Nextel Mexico’s and Nextel Brazil’s New Towers without a third party tenant installed at such Site. As soon as ATC collocates a third party tenant on a Nextel New Tower purchased pursuant to the previous sentence, such site shall no longer count toward the 15% threshold.

Collocations on ATC Existing Sites	NII shall continue to deliver to ATC a search ring for every New Tower via a Preliminary Notice. Subject to ATC providing sufficient power supply acceptable to the Nextel Parties (and subject to such power supply being available for immediate connection of the Nextel Parties), NII shall exercise its commercially reasonable efforts to co-

locate on an existing ATC site.

Construction Specifications	Nextel Mexico shall construct its New Towers by equaling or exceeding (in all material respects) the construction specifications delivered by Brian Murphy on Sept. 25, 2003 (see Exhibit 1 ATC Construction Specifications below).

Nextel Brazil shall construct its New Towers by equaling or exceeding (in all material respects) the construction specifications delivered by Brian Murphy on Sept. 25, 2003 (see Exhibit 1 ATC Construction Specifications below) with the following exceptions:

•	Minimal Height in Urban Area and Backbone: 30m
•	Kind of tower: Self-supported and Monopoles (guyed towers are not acceptable)
•	Wind design: Vo = 45 m/s - S1 = 1,0 - S2 = Cat. II - S3 = 1,1 — d 30’ (Worst case considered, but parameters can be lighter depending of the region installed)
•	ordinary loading for urban sites: 15 sq m of on top windload capacity
•	ordinary loading for backbone sites: 60 sq m of on top windload capacity.

Notwithstanding the above, the parties agree that Nextel Mexico and Nextel Brazil may, due to constraints posed by zoning regulations, construction-permit restrictions (including height restrictions), neighborhood complaints, site-specific operational requirements, and lack of available space for sites located in specific and/or reduced search rings, deviate from the construction specifications described in Exhibit 1 hereto. These deviations from the ATC construction specifications shall be notified to ATC as soon as possible in the search ring, design, and/or construction phase of the site and the parties shall work together to design a site that meets Nextel Mexico’s or Nextel Brazil’s operational needs and allows ATC to attract collocation tenants to such New Tower.

Problematic Sites, Hubs, Repeaters, Microcells, COW’s	The Nextel Parties may identify certain sites as a “Problematic Site,” provided that such Site is subject to a current or potential event that causes or would cause a Material Adverse Effect (as defined in the Asset Purchase Agreement). The facts, events, circumstances or effect giving rise to a Material Adverse Effect shall be set forth in the Nextel Disclosure Statement for each Problematic Site. Without limiting the generality of the foregoing, Problematic Sites may include but shall not be limited to, Sites subject to judicial or administrative attachment (“embargo”); Sites in violation of Environmental Laws; Sites that do not comply, or that violate or lack the necessary applicable License or Licenses (for example, construction permits, municipal building ordinances, zoning requirements, etc.) and such non compliance, violation or absence may result in a Material Adverse Effect to such Sites; and, Sites that are subject to or of litigation, claims or disputes where, in the good faith determination of the Nextel Parties, the likely outcome of such litigation, claims or disputes would result in a Material Adverse Effect to such sites.

The Parties agree that a Problematic Site will not be sold by a Nextel Party and purchased by an ATC Party unless and until the Material Adverse Effect to which such Problematic Site is subject to is resolved or addressed (on a Site by Site basis) in a manner acceptable to the Parties. The Parties shall jointly use their commercially reasonable efforts to try to resolve or satisfactorily address the Material Adverse Effect to which a Problematic Site is subject until the expiration of the term of the Definitive Agreements. If within such time the Parties are unable to resolve or satisfactorily address the Material Adverse Effect to which such Problematic Sites is subject, the Nextel Parties shall not be obligated to sell and the ATC parties shall not be obligated to purchase such Problematic Site.

The Parties agree that any Site with a co-location may not be classified as a Problematic Site, except for Hubs, Repeaters and Microcells (if applicable).

The Nextel Parties shall be under no obligation to sell, or permit collocation on, any Hub, Repeater, Microcell or COW Site to ATC. Should the Nextel Parties elect to permit a collocation on any Hub, Repeater, Microcell or COW Site, but refuse to sell such site to ATC, the split of the third party revenue (following recapture by ATC of 100% of its CapEx) shall be 80% to ATC with the remaining 20% to the Nextel Parties.

If the foregoing correctly sets forth the agreement of the parties hereto as to the subject matter contained herein, please indicate acceptance of these terms and conditions by signing in the spaces indicated below.

American Tower International, Inc.	NII Holdings, Inc.

Name:	Name: Ricardo Guraieb
Title:	Title: Vice President
Chief Commercial Counsel

Exhibit 1 — ATC Construction Specifications

Septiembre 25, 03

ATENCIÓN:

ROMEO OROZCO

Para los sitios que por decisión propia de Nextel de México sean construidos y a su vez se consideren como posible Nuevo Sitio a Compra Purchased New Tower según el Master Site Construction Agreement con fecha de Diciembre 17, 2002.

Y por acuerdo a la fecha del presente septiembre 25, 2003 se deberá considerar como es Especificación Mínima de ATC (exhibit 10) específicamente al apartado 6 que corresponde a Cargas, Altura, y Extensiones de Torres. A continuación se enlistan:

•	Altura Mínima en Ciudad y Rural, Backbone : 36.00 mts

•	Tipo de torre : Arriostrada, Autosoportada, Monopolo.

•	Diseño por Viento : CFE, 200 Años, 3 Segundos

•	Cargas de diseño :

Torre para Ciudad	Torre Backbone

2 Plataformas para RF	1 Plataforma para RF

8 MW de 4’	4 MW de 10’

8 MW de 4’

Para cualquier informacion adicional que se requiera por favor haganmelo saber.

Saludos

Brian Murphy
American Tower de Mexico